Exhibit 23.1

KPMG LLP Suite 300 1212 N. 96th Street Omaha, NE 68114-2274	Suite 1120 1248 O Street Lincoln, NE 68508-1493

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 13, 2023, with respect to the consolidated financial statements of Conagra Brands, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Omaha, Nebraska

September 29, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.